Exhibit 2

NEWS RELEASE for April 15, 2008

Investor Relations / Financial Media:
Nicolas Bornozis
President
Capital Link, Inc.
230 Park Avenue – Suite 1536
New York, NY 10160, USA
Tel:  (212) 661-7566
Fax: (212) 661-7526

E-Mail: nbornozis@capitallink.com
www.capitallink.com

Company:
Lefteris Papatrifon
Chief Financial Officer
Excel Maritime Carriers Ltd.
c/o 17th Km National Road Athens
Lamia & Finikos Street
145 64 Nea Kifisia
Athens, Greece
Tel: 011-30-210-62-09-520
Fax: 011-30-210-62-09-528

E-Mail: info@excelmaritime.com
www.excelmaritime.com

EXCEL ANNOUNCES THE COMPLETION OF MERGER WITH QUINTANA

ATHENS, GREECE – April 15, 2008 – Excel Maritime Carriers Ltd. (NYSE: EXM) announced today that it completed its acquisition of Quintana Maritime Limited.  As a result of the merger, Quintana will operate as a wholly owned subsidiary of Excel under the name Bird Acquisition Corp.  Under the terms of the merger agreement, each issued and outstanding share of Quintana common stock was converted into the right to receive (i) $13.00 in cash and (ii) 0.3979 Excel Class A common shares.

The merger creates a combined company that operates a fleet of 47 vessels with a total carrying capacity of approximately 3.7 million DWT and an average age of approximately 8 years.  The combined company will be one of the largest dry bulk shipping companies in the industry and will operate the largest dry bulk fleet by DWT of any shipping company listed in the U.S.

Gabriel Panayotides, the Chairman of the Board of Directors of Excel, said “We are pleased to announce the completion of our combination with Quintana today. Our goal is to create one of the world’s premier dry bulk shipping companies and this transaction is an important step towards achieving that goal. We believe Quintana offers an extremely attractive and young fleet, strong relationships with its customers, and skilled and knowledgeable management. We intend to fully integrate Quintana’s fleet, systems and management capability into our organization, providing our customers with a large and diverse fleet to serve all their needs efficiently. We welcome Stamatis Molaris to the role of our Chief Executive Officer and to our Board of

Directors.  We also welcome Hans Mende, Corbin Robertson III and Paul Cornell to our Board of Directors. We believe the new directors will provide valuable business experience to our Board, including significant experience relating to the shipping industry. We look forward to working with them in order to build value for our shareholders.”

Mr. Molaris additionally commented: “I am excited to have the opportunity to lead the combined company and participate in the further consolidation of our industry. I believe the combined company will provide our customers with enhanced service and our shareholders with greater productivity and profitability. I am anticipating that shareholders will realize considerable synergy benefits due to economies of scale and sophisticated management practices on operational and technical aspects of the combined fleet.”

ABOUT EXCEL MARITIME CARRIERS LTD.

Excel is an owner and operator of dry bulk carriers and a provider of worldwide seaborne transportation services for dry bulk cargoes, such as iron ore, coal and grains, as well as bauxite, fertilizers and steel products. After the acquisition of Quintana, Excel owns a fleet of 40 vessels and, together with 7 Panamax vessels under bareboat charters, operates 47 vessels (21 Panamax, 14 Kamsarmax, 2 Supramax, 6 Handymax and 4 Capesize vessels) with a total carrying capacity of approximately 3.7 million DWT.  Excel Class A common shares have been listed since September 15, 2005 on the New York Stock Exchange (NYSE) under the symbol EXM and, prior to that date, were listed on the American Stock Exchange (AMEX) since 1998. For more information about Excel, please go to Excel’s corporate website www.excelmaritime.com.

FORWARD LOOKING STATEMENTS AND ADDITIONAL INFORMATION

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the combined company, including future operations and performance.  Words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions are intended to identify forward looking statements. Such statements are based upon the current beliefs and expectations of Excel’s management and involve a number of significant risks and uncertainties, many of which are difficult to predict and generally beyond the control of Excel. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: the ability to realize the expected synergies resulting from the merger in the amounts or in the timeframe anticipated and the ability to integrate Quintana’s businesses into those of Excel in a timely and cost-efficient manner. Additional factors that could cause Excel’s results to differ materially from those described in the forward-looking statements can be found in Excel’s registration statement on Form F-4 relating to Excel’s acquisition of Quintana, including the documents incorporated by reference therein, which has been filed with the Securities and Exchange Commission and is available on the Securities and Exchange Commission’s website.